Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Current Report on Form 8-K/A of United Financial Bancorp, Inc., formerly known as Rockville Financial, Inc., of our reports dated March 13, 2014, relating to the consolidated financial statements and internal control over financial reporting of United Financial Bancorp, Inc. and subsidiary (Legacy United Bancorp), which reports appear in the Annual Report on Form 10-K of Legacy United Bancorp for the year ended December 31, 2013. In addition, we consent to the incorporation by reference of said reports in the Registration Statements of United Financial Bancorp, Inc., formerly known as Rockville Financial, Inc., on Form S-8 (File Nos. 333-173469, 333-188296 and 333-195641).

/s/ Wolf & Company, P.C.

Boston, MA

July 16, 2014